Exhibit 99.1

NEWSRELEASE
FOR IMMEDIATE RELEASE
September 9, 2009

Contacts:
Analysts		Media
Jay Gould	(614) 480-4060	Maureen Brown	(614) 480-5512
Jim Graham	(614) 480-3878
HUNTINGTON BANCSHARES ANNOUNCES
$150 MILLION DISCRETIONARY EQUITY ISSUANCE PROGRAM
TO COMPLETE PREVIOUSLY ANNOUNCED CAPITAL OBJECTIVES
     COLUMBUS, Ohio — Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) today announced it has commenced a discretionary equity issuance plan pursuant to which it will offer shares of its common stock from time to time for aggregate sale proceeds of up to $150 million.
     “Today’s action sets the stage for fully achieving our capital objectives announced on May 20, 2009,” said Stephen D. Steinour, chairman, president, and chief executive officer. “Huntington intends to use net proceeds of sales under the program for general corporate purposes, including the possible repurchase of outstanding debt.”
     “At the time of our last capital raise, we indicated our intention to complete our capital objectives via other potential actions, including liability management transactions. However, given the improved market conditions as it relates to our outstanding debt and preferred securities, at this time, we have concluded this discretionary equity issuance program is the most effective mechanism to complete our capital objectives and further strengthens Huntington’s capital position,” he concluded.
Discretionary Equity Issuance Program (DEIP)
     Like our earlier DEIP announced May 20, 2009 and completed on June 2, 2009, this new program will allow Huntington to take advantage of market opportunities to issue new shares of common stock at Huntington’s discretion. Sales of the shares of common stock, if any, may be sold on the NASDAQ Global Select Market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, some or all of the shares of common stock may be sold through ordinary brokerage transactions and transactions in which a broker solicits purchasers; purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction. Goldman Sachs will act as Huntington’s sales agent for the offering.
Other Information
     Huntington has an existing shelf registration statement (including a base prospectus) on file with the Securities and Exchange Commission and has filed a prospectus supplement related to the DEIP described above. Prospective investors should read the registration statement (including the base prospectus), the prospectus supplement and other documents Huntington files with the SEC for more complete information about Huntington and the offering before investing. Investors may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Huntington or Goldman, Sachs & Co. will arrange to send investors the prospectus if requested by contacting Goldman, Sachs & Co., Attention: Prospectus Department, 85 Broad Street, New York, NY 10004, telephone: 212-902-1171 or 866-471-2526, fax: 212-902-9316, email: Prospectus-ny@ny.email.gs.com.
     This news release does not constitute an offer to sell or the solicitation of an offer to buy any Huntington common stock and there shall be no sale or purchase of Huntington common stock in any state or jurisdiction in which such an offer, solicitation or sale or purchase would be unlawful. Unless an exemption from the securities laws is available, any offering of Huntington common stock may be made only by means of an effective registration statement (including related base prospectus) and prospectus supplement.
Forward-looking Statement
     This press release contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: (1) deterioration in the loan portfolio could be worse than expected due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success and timing of other business strategies; (6) the nature, extent, and timing of governmental actions and reforms, including existing and potential future restrictions and limitations imposed in connection with the Troubled Asset Relief Program’s voluntary Capital Purchase Plan or otherwise under the Emergency Economic Stabilization Act of 2008; (7) extended disruption of vital infrastructure; and (8) the pricing and total shares sold under the DEIP. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2008 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.
About Huntington
     Huntington Bancshares Incorporated is a $51 billion regional bank holding company headquartered in Columbus, Ohio. Huntington has more than 143 years of serving the financial needs of its customers. Through our subsidiaries, including our banking subsidiary, The Huntington National Bank, we provide full-service commercial and consumer banking services, mortgage banking services, equipment leasing, investment management, trust services, brokerage services, customized insurance service program, and other financial products and services. Our over 600 banking offices are located in Indiana, Kentucky, Michigan, Ohio, Pennsylvania, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of almost 1,400 ATMs. The Auto Finance and Dealer Services group offers automobile loans to consumers and commercial loans to automobile dealers within our six-state banking franchise area. Selected financial service activities are also conducted in other states including: Private Financial Group offices in Florida and Mortgage Banking offices in Maryland and New Jersey. International banking services are available through the headquarters office in Columbus and a limited purpose office located in both the Cayman Islands and Hong Kong.
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